UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2010 (May 4, 2010)

ANTS SOFTWARE INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-16299	13-3054685
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

71 Stevenson St., Suite 400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 931-0500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.

On May 4, 2010 ANTs software inc. (the “Company”), and members of its Board of Directors entered into a Settlement Agreement and Mutual General Release with Robert T. Healey, (the “Settlement Agreement”), plaintiff in three lawsuits pending in Delaware Chancery court against the Company.

Pursuant to the Settlement Agreement, within five business days Healey shall seek court approval for dismissal, with prejudice, as to all defendants and as to all causes of action and claims that were or could have been asserted in a shareholder’s derivative action; and within three business days Healey shall dismiss, with prejudice, as to all defendants and as to all causes of action and claims that were or could have been asserted in two other actions.  Additionally, under the Settlement Agreement, Healey withdraws all claims, allegations and assertions made in the derivative action, and all claims, allegations and assertions made on behalf of ANTs software inc., and the parties are to bear their own costs and attorney’s fees incurred in connection with the actions. The Settlement Agreement contains mutual general releases of all claims known and unknown, but does not release certain promissory notes in aggregate initial principal face amount of $2,000,000 held by Mr. Healey and his brother, William J. Healey.  Under the Settlement Agreement neither party makes any payments to the other party, and under the Settlement Agreement Mr. Healey agrees not to take certain actions with regard to the Company’s stock and the Company’s shareholders.

Pursuant to General Instruction B.2 of Form 8-K, the information included in this Current Report on Form 8-K under the section entitled “Item 7.01 Regulation FD Disclosure” is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability provisions of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.  References to the Company’s website do not incorporate by reference the information on such website into this Current Report on Form 8-K and the Company disclaims any such incorporation by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.

Date: May 5, 2010	By:	/s/ Dave Buckel
Dave Buckel, Chief Financial Officer